Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

ScottsMiracle-Gro Announces Joint Venture and Other Strategic Initiatives
As Part of Multi-Year Plan to Invest Behind North American Growth Platforms

▪	Scotts LawnService® to combine with TruGreen®; ScottsMiracle-Gro to be 30% owner

▪	Company exploring strategic alternatives for European business, including possible joint venture

▪	Likely investment in live plants business in fiscal 2016 would strengthen ties to gardening category

▪	Continued investments in hydroponic gardening businesses likely in fiscal 2016

▪	Approximately $100 million in share repurchase activity planned during fiscal 2016

▪	Company refines fiscal 2016 outlook; Re-affirms adjusted EPS guidance of $3.75 to $3.95

NEW YORK (Dec. 10, 2015) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced a series of initiatives to maximize the value of its non-core assets in order to concentrate its focus on emerging categories of the lawn and garden industry in its core U.S. business.

“We are convinced that significant opportunities remain in our U.S. business in emerging areas like organic and natural products, live goods, nutrients for hydroponic gardening, the development of water positive landscapes and bringing internet-enabled technology to the garden,” said Jim Hagedorn, chairman and chief executive officer. “In an effort called ‘Project Focus,’ we are committing to invest the human and financial resources necessary to win in each of these areas.”

“This commitment requires choices, which means we must re-evaluate the assets in our portfolio that we no longer see as core. The actions we are taking or contemplating are all designed to enhance the value of each asset we own while also giving us maximum optionality going forward.”

As a first step in executing its strategy, the Company announced it has entered a definitive agreement to contribute Scotts LawnService in a joint venture with TruGreen Holdings Inc., an entity controlled by private equity firm Clayton, Dubilier & Rice (CD&R). At the closing of the transaction, ScottsMiracle-Gro will own an equity stake of approximately 30 percent in the combined business, with a fund managed by CD&R holding the controlling interest. The combination of the two businesses would create a lawn service business with approximately 2.3 million customers and approximately $1.3 billion in revenue that is better equipped to bring innovation and improved service to the consumer and drive category growth.

Upon completion, the combined business will operate under the TruGreen brand and be based in Memphis, where TruGreen headquarters are located. David Alexander, TruGreen’s chief executive officer, will lead the combined company. Jim Gimeson, president of Scotts LawnService, will join the combined company as chief operating officer. John Compton, a CD&R Operating Partner and former PepsiCo President, will continue to serve as TruGreen’s chairman.

In the event that the new combined company is eventually sold as part of a public offering, ScottsMiracle-Gro has the option to participate in such a process or to retain its minority ownership position. The Company could also participate in a potential outright sale of the business to a third party or buy 100 percent of the combined entity through such a process at a later date. The proposed transaction is expected to close by the end of the second quarter of fiscal 2016 and is subject to satisfaction of customary closing conditions and the receipt of debt financing by TruGreen.

“We continue to believe the demographics and long-term trends remain extremely favorable related to the future of do-it-for-me lawn service,” Hagedorn said. “But as we studied our options to capture those benefits, we concluded that our customers and shareholders would be best served by combining Scotts LawnService with TruGreen. Given the complexity of the transaction, as well as the relative value of the two businesses, it was equally clear the best way to make such a combination work was for us to take a minority position.

“This combination is structured in a way that gives us maximum optionality in the future. While it’s far too early to predict our future in the service industry, any decision made regarding this investment will be focused on what is in the best interest of our shareholders.”

Upon closing, ScottsMiracle-Gro expects to receive a cash distribution from the joint venture of approximately $200 million and plans to use those proceeds to fund other strategic investments.

A portion of those proceeds are being contemplated for a potential joint venture for the Company’s European consumer business. ScottsMiracle-Gro is exploring options aimed at improving the financial health and market value of its existing European business. The Company is in discussions with another party regarding a partnership involving a potential combination that, if completed, could achieve these goals. There is no assurance the transaction will be completed, but the Company is working to achieve that goal in fiscal 2016.

“Our business in Europe has improved nicely over the past two years, mostly as the result of previous restructuring efforts,” Hagedorn said. “But we find ourselves at a challenging inflection point. Continuing to invest heavily in the existing business does not make economic sense, nor does divesting the business at this time. After extensive analysis and dialogue, we have determined it is in the best interest of our consumers, our retailers, our associates and our shareholders to explore strategic alternatives for our European business. If we are able to move forward in this regard, we would do so in consultation with all stakeholders as needed.”

The Company also announced that it expects to make a significant investment in the live goods industry during the next 90 days. The investment would represent a minority interest in an industry-leading brand, allowing ScottsMiracle-Gro to benefit from the continued growth in the live goods category and to grow its existing gardening brands through improved cross-merchandising efforts.

“The number of consumers participating in this space continues to increase, and it is important that we participate more directly,” Hagedorn said. “Being actively involved in live goods helps move us from a gardening products company to a true gardening company, a shift that strengthens our relationship with our consumers and helps keep our brands relevant in their lives.”

Increased investment in businesses that market nutrients and other inputs for hydroponic and indoor gardening is also likely in fiscal 2016. In fiscal 2015, the Company purchased market-leading nutrient and growing media brands in the hydroponic space and is exploring options to expand its portfolio.

“Indoor and hydroponic gardening is one of the fastest growing segments of our industry and having a more complete product offering will help us build stronger relationships in this category,” Hagedorn said. “Therefore, we’re exploring opportunities to invest in areas like precision irrigation, lighting and indoor gardening systems.”

Given the significant changes to the portfolio that are likely throughout fiscal 2016, the Company said it would exclude the costs associated with exploring those transactions from its adjusted earnings. Those costs will be included in the company’s reported earnings and be presented in quarterly press releases and regulatory filings.

“It is clear that we will have a lot of moving pieces in our financial statements in fiscal 2016 and we will do everything possible throughout the year to provide transparency and minimize confusion,” said Randy Coleman, chief financial officer. “The adjustments we will make to our earnings this year are designed to help investors understand the true performance of the underlying business.”

The company reiterated its fiscal 2016 guidance of 4 to 5 percent sales growth and adjusted earnings per share in a range of $3.75 to $3.95. The guidance assumes gross margin rate improvement of 125 to 175 basis points, SG&A growth of 4 to 5 percent, and share count in line with 2015. The guidance does not include the impact of the potential European transaction, investment in live goods, hydroponics or other potential acquisitions other than deals previously disclosed.

“We remain confident that our existing portfolio of business should generate strong sales and earnings growth in 2016,” Coleman said. “We recognize that the various components of our earnings guidance may change as the year progresses and we plan to provide regular updates.”

About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	The anticipated benefits of ScottsMiracle-Gro's strategic initiatives may not be realized in whole or in part;

•	The conditions to the closing of the contribution and distribution agreement between ScottsMiracle-Gro and TruGreen may not be satisfied or may not be satisfied on a timely basis;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks, including, for example, risks of failure to complete such transactions in whole or in part due to, among other considerations, stakeholder consultation and needed approvals;

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

•

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact

(Investors)
Jim King
Senior Vice President
Chief Communications Officer
937-578-5622

(Media)
Molly Jennings
Director, Public Affairs
561-681-7683

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